Exhibit 99.1

April 11, 2008

Dear Shareholder:

Fiscal 2008 was an exceptional year for our company. Sales of $558 million and net income of $50 million, which excludes one-time income from an insurance settlement, are both record levels of performance. These increases reflect the growth in the global lift truck market and the continually improving market positions of our Chinese and Asia Pacific entities.

Fiscal 2008 was also a year of significant accomplishments beyond financial performance. Operationally, we began shipping from our new Xiamen (China) and Hebei (China) fork factories, successfully introduced Chinese produced forks into the European market and expanded our attachment production capacity in Xiamen. Financially, we retired long-term debt associated with the 1997 Kenhar acquisition and completed the return of $130 million to our shareholders through the repurchase of 2.4 million shares of outstanding common stock. As we retire the debt incurred to finance the repurchase, this should result in an approximate 22% accretion in earnings per share to our remaining shareholders.

While it is always gratifying to expand on our past accomplishments, I believe that in the current economic environment it is more important to focus on our outlook for the coming year.

North America

Fiscal 2009 will, without question, present significant challenges. The downturn in the US economy is now being reflected in North American lift truck orders. Year-to-date lift truck bookings are approximately 17% below the comparable period in 2007. Although the lift truck industry is projecting a 5% to 10% overall decline for the year, we believe that the forces currently impacting the US economy make any projection for the remainder of the year highly speculative.

In addition to a slowing market, we are also seeing significant inflationary pressures. The cost of the primary types of steel we purchase has risen substantially over the past year and it is likely we will see additional increases in the coming year. Similar inflationary pressure is evident in the cost of our other material inputs as well. As we work aggressively to offset the impact of these cost increases, we are very mindful of the serious constraints that our partners, the original equipment manufacturers and dealers, are facing as their end-market demand begins to soften and pressure to maintain or lower prices increases.

As I look forward to the coming year I believe we are well prepared to meet these difficult challenges. Our expanded global purchasing activity continues to lower or restrain overall material cost increases. Next-generation product launches scheduled for fiscal 2009 will help contain overall product costs in the respective product categories while offering our customers improved functionality and performance. The current US dollar exchange rate makes it extremely difficult for European competitors to bring products into the North American market. Finally, our investments in our Findlay (Ohio) fork facility in calendar 2006, coupled with rising steel costs in China, have effectively eliminated, for the time being, any cost benefit competitors might have been able to achieve by importing Chinese produced forks into the North American market.

Our intense focus on continuous improvement in our manufacturing processes and the renewed focus on continuous improvement in our administrative and corporate functions, through the Achieving Cascade Excellence (ACE) program, will further enhance our ability to meet the challenges in North America this coming year. While continuous improvement has been an integral part of our North American culture for over twenty years, the need to instill and implement this same culture in all of our global operations has never been greater. Our ability to remain competitive and to improve profitability is largely dependent upon two factors: clearly focusing our assets and employees’ skills and talents on those things that our customers value and continually improving productivity in all aspects of our business. Bringing this culture to all of our global operations will be one of our most important objectives this year.

Europe

In fiscal 2008 the European lift truck market experienced its strongest growth in decades. We were able to track this growth in revenue but were unable to translate this additional revenue into an acceptable level of operating income. This disappointing performance clearly demonstrated that a much more aggressive approach toward improving our European operations was necessary.

At this point, I want to address a strategic question raised by some of our investors and stakeholders: Should we remain in the European market? Without question the answer is “Yes.” There are a number of important reasons to, but none more so than the fact that Europe is the largest lift truck market with the highest attachment and after-market fork application rates in the world. As the world’s leading supplier of the products we manufacture, our continuing and growing presence in this market is vital to our success as a business. Our market position remains strong and I am confident that the steps we are currently taking will ultimately lead to an equally strong financial position.

Our initial focus this year will be optimizing our current operations by aggressively integrating North American operating systems and processes into selected European factories. This ‘Phase One’ optimization will also involve the transfer of certain products to different factories within Europe, additional procurement of finished goods from our Chinese and US factories and workforce reductions in certain operations. We will assess the need for more extensive restructuring initiatives as the results of Phase One become clear.

We recognize that these actions will be difficult for our employees and are committed to minimizing the impact as much as possible. Our initiatives also pose numerous operational challenges and may potentially result in considerable one-time expense. With that said, we are confident that our employees can meet these challenges and have every reason to look forward, with optimism, to the ultimate success of our efforts.

China

During fiscal 2009 we will see an acceleration in the transition of our Chinese operations from serving primarily domestic markets to supplying regional and global markets.

Over the past several years we have recognized that the fork business would begin moving from an entirely regional manufacturing base to a two-tiered global supply chain. The first tier involves sourcing standardized products from low cost manufacturing areas for wide distribution to global markets. The second tier consists of more highly specialized, lower volume products that are produced and distributed regionally. Much of our recent investment in China has been positioning us to be a proactive early mover in this transition.

As I mentioned previously, our new fork factory in Xiamen and our second new fork facility in Hebei began shipping in fiscal 2008. The Xiamen facility is dedicated to supplying the European market. Our Hebei facility is dedicated to supplying the Chinese domestic market as well as exporting to the broader Asia Pacific region. With the opening of these two new factories, we have taken a major step toward creating the two-tiered global supply chain and have significantly improved our ability to successfully compete in the Asia Pacific and European fork markets.

It is important to note that there are an increasing number of Chinese fork manufacturers and many of them are attempting to become global suppliers. We do not take these competitive threats lightly. However, we believe that our highly experienced product and manufacturing engineers give us an unmatched ability to produce a price-competitive product that will meet the most stringent quality standards in every world market.

Our ongoing investments in the Xiamen attachment factory have allowed us to continue to capitalize on the rapid expansion of the Chinese lift truck market. These investments have also given us the capacity to supply an increasing amount of attachment products to our other Asia Pacific subsidiaries. During fiscal 2009, the transition of the Xiamen attachment factory into the primary regional supplier will be a major factor in our efforts to mitigate some of the inflationary pressures we are experiencing and to remain highly competitive in all Asia Pacific markets.

Construction Attachments

The dramatic decline in housing-related construction in the US has had a corresponding negative impact on our construction attachment business. Although the past year has proved disappointing, we believe macroeconomic conditions are largely responsible. During this period we have made significant improvements in our manufacturing capabilities, which will put us in a highly competitive position as the construction market returns to more normal levels. In the short-term we are highly focused on delivering a return on the capital already deployed, although we remain open to high value, strategically attractive acquisitions if these opportunities arise. In the longer term, we are confident that this strategic direction will ultimately deliver substantial growth and value for our shareholders.

Our People Are Our Greatest Competitive Advantage

In closing I wish to acknowledge and thank all of our employees whose hard work and efforts were vital to our success this past year. It is their skill, creativity and commitment to our customers and to our company that makes Cascade’s future so bright. I also wish to acknowledge and thank our customers, suppliers and distribution partners for their continuing support. They too are a vital part of Cascade’s family and Cascade’s success.

Sincerely,

Robert C. Warren

President and Chief Executive Officer